Exhibit 99.1

                     Endeavour to Acquire Norwegian Entity

     HOUSTON--(BUSINESS WIRE)--Oct. 12, 2004--Endeavour International Corporation (AMEX:END) announced today that its subsidiary Endeavour Energy Norge AS has entered into an agreement to acquire a majority interest in OER Oil AS (OER), a privately held Norwegian exploration and production company based in Oslo, for approximately US$26 million in cash. The transaction is expected to close by the end of the year subject to necessary government approvals and certain other conditions.
     Following the closing, Endeavour will hold the approximately 76 percent interest in OER previously held by Lundin Petroleum B.V. Endeavour intends to offer to purchase the remaining minority interests in OER, which includes interests held by OER management, for a combination of Endeavour common stock and cash. OER management has endorsed the acquisition as a means to establish the combined entity as a leading independent E&P company in the Norwegian sector.
     "This acquisition is a significant step toward our goal to build an independent energy company strategically focused in the North Sea region," said William L. Transier and John N. Seitz, co-chief executive officers upon the announcement. "With the acquisition of OER, our company now has a production base from which to expand our exploration efforts and an experienced Norwegian technical and commercial team to accelerate our business strategy in Norway. We also expect to finance a portion of the purchase to ensure that we retain proper balance sheet leverage."

     OER's asset base includes the following:

     --   A 4.4 percent working interest in the Brage field operated by Norsk
          Hydro

     -- A 2.5 percent working interest in the Njord oil and gas field operated by Norsk Hydro

     -- A 49 percent working interest in the Agat gas and condensate discovery operated by RWE

     --   Exploration upside in the Brage, Njord and Agat areas

     -- Tax benefits with an approximate future economic value of US$12 million.

     Current production from OER net interests in the Brage and Njord fields is approximately 2,000 barrels of oil per day (BOPD). OER's proved reserves as of Jan. 1, 2004 have been estimated at 2.8 million barrels of oil equivalent (boe) by an independent reserve consultant. According to the same firm, the properties have an additional probable reserve potential of 4.1 million boe.
     Last month, Endeavour was awarded nine production licenses covering 18 blocks off the coast of the United Kingdom in the North Sea. In Norway, the Ministry of Petroleum and Energy also notified the company of its pre-qualification as a licensee in that country's Continental Shelf.
     In early 2004, Endeavour became a publicly traded U.S. independent exploration company focused on taking advantage of an industry transition that is occurring in the North Sea similar to what occurred in the Gulf of Mexico in the 1980s. Major integrated energy companies continue restructuring their portfolios away from operating in mature producing areas. This shift creates financial and development opportunities for smaller, niche players with the technical capabilities to profitably exploit the remaining reserves.
     Endeavour International Corporation is an international oil and gas exploration and production company primarily focused on the acquisition, exploration and development of energy reserves in the North Sea sectors of the United Kingdom and Norway. The company also holds interests in a gas development project in Thailand. For more information, visit www.endeavourcorp.com.
     Certain statements in this news release should be regarded as "forward-looking" statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.
     Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable reserve potential," that the SEC's guidelines strictly prohibit us from including in filings with the SEC and which have less certainty than proved reserves. U.S. Investors are urged to consider closely the disclosure in our Form 10-KSB for the fiscal year ending Dec. 31, 2003, File No. 000-33439, and our subsequent filings, File Nos. 000-33439 and 001-32212, with the SEC available from us at 1001 Fannin, Suite 1700, Houston, TX 77002. You can also obtain these filings from the SEC by calling 1-800-SEC-0330.

     CONTACT: Endeavour International Corporation, Houston
              Janice Aston White, 713-307-8780